Exhibit 99.1





CONTACT:  John L. Cohlan                                Edward Falk
          Triarc Companies, Inc.         Joseph Victori Wines, Inc.
          (212) 230-3095                             (914) 637-0400

                                              FOR IMMEDIATE RELEASE


                TRIARC TO ACQUIRE MISTIC BEVERAGES


     NEW YORK, NEW YORK -- June 27, 1995 -- Triarc Companies, Inc. (NYSE:TRY) and Mistic Beverages announced today that they have entered into a letter of intent pursuant to which Triarc will acquire Mistic Beverages. The aggregate purchase price for Mistic will be approximately $95 million. Mistic, a leader in the growing New Age beverage segment, markets fruit drinks, ready-to-drink brewed iced teas and naturally flavored sparkling waters under the Mistic and Royal Mistic trademarks. Mistic had 1994 net sales of approximately $130 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $16 million.

     Triarc also announced that Michael F. Weinstein, former President and Chief Operating Officer of A&W Brands, Inc., will serve as Chief Executive Officer of Mistic and Ernest Cavallo, the current Chief Financial Officer of Mistic and former Executive Vice President and Chief Financial Officer of A&W, will serve as President and Chief Financial Officer of Mistic. Mr. Weinstein has over 20 years experience in senior management positions in the beverage industry and Mr. Cavallo has over 30 years of experience in senior financial management positions, including 10 years at A&W. Mistic will be part of Triarc's Beverage Group, which is chaired by John C. Carson, President and Chief Executive Officer of Triarc's Royal Crown Company, Inc. subsidiary.

     Commenting on the acquisition, Nelson Peltz, Chairman and Chief Executive Officer of Triarc said, "Mistic's product quality, its ability to develop new products, and its distribution network give Triarc's Beverage Group a full complement of beverage products. In addition, combined with Triarc's previously announced strategic alliance with and investment in Saratoga Beverages, the acquisition of Mistic will make Triarc a leader in the fast growing New Age/Alternative beverage business. Further, we are pleased to have as part of our Mistic management team, Mike Weinstein and Ernie Cavallo, two experienced and highly respected beverage executives. We are also pleased that Joe Umbach, Mistic's founder and current Chairman and Chief Executive Officer, will continue to provide Mistic with valuable input in the area of new product development."

     Joe Umbach stated that "the proven ability of the current organization, combined with the resources of Triarc and its new management team, should provide a solid foundation for the continued growth and profitability of Mistic."
     The acquisition, expected to close in the third quarter, is subject to execution of definitive documentation, the completion by Triarc of financing arrangements, Hart-Scott-Rodino antitrust clearance, and other customary closing conditions.

     Through its four core businesses, restaurants (Arby's, Inc.), soft drinks (Royal Crown Company, Inc.), textiles (Graniteville Company) and liquefied petroleum gas (National Propane Corporation), Triarc Companies, Inc., currently has annual revenues of more than $1 billion.

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